As filed with the Securities and Exchange Commission on February 3, 2006

Registration No. 333-118871

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 10
to
FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POINT CENTER MORTGAGE FUND I, LLC
(Exact name of registrant as specified in governing instruments)

30900 Rancho Viejo Road, Suite 100
San Juan Capistrano, California 92675
(949) 661-7070
(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

DAN J. HARKEY
President and Chief Executive Officer
Point Center Financial, Inc.
30900 Rancho Viejo Road, Suite 100
San Juan Capistrano, California 92675
(949) 661-7070
(Name and address including zip code, and telephone number, including area code, of agent for service)

With a copy to:
GREGORY W. PRESTON, Esq.
Corporate Law Solutions, P.C.
2112 Business Center Drive, 2nd Floor
Irvine, California 92612
(949) 252-9252

Approximate date of commencement of proposed sale to the public:
As soon as practicable following effectiveness of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Units of Limited Liability Company Interest	$500,000,000	$63,350(3)

(1)	Includes $20,000,000 of the units that are being offered under our distribution reinvestment plan.
(2)	Calculated in accordance with the provisions of Rule 457(o) of the Securities Act.
(3)	Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:
This Amendment No. 10 relates only to revisions to Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The expenses incurred and estimated to be incurred in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee	$63,350
Blue Sky Fees	16,540
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	240,000
Printing Fees and Expenses	26,565
Miscellaneous	375

Total	$376,830	(1)

(1)	All expenses have been paid by our Manager.

Item 32. Sales to Special Parties.

        Not applicable.

Item 33. Recent Sales of Unregistered Securities.

        Not applicable.

Item 34. Indemnification of Directors and Officers.

We will indemnify, defend, save and hold harmless our Manager, its affiliates, the respective officers, directors, shareholders, trustees, members, constituent partners, managers, employees, attorneys, accountants and agents of each of the foregoing, and any securities broker or dealer engaged on our behalf (individually and collectively, the “Indemnified Party” or “Indemnified Parties”) from and against any and all claims, losses, costs, damages, liabilities and expenses of any kind whatsoever, including actual attorneys' fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the fullest extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of us, or in furtherance of or in connection with our business, except for those acts performed or omitted to be performed by the party seeking indemnification hereunder which constitute fraud, willful misconduct or gross negligence.

In the event of any action by one of our members against any of the Indemnified Parties, including a derivative suit, we will indemnify, defend, save harmless and pay all expenditures of the Indemnified Parties, including actual attorneys' fees incurred in the defense of such action, if the Person so entitled to the indemnification is successful in such action.

Our obligations to indemnify, defend and hold harmless will not obligate, or impose personal liability on, our Manager or our members or any of their its directors, shareholders, members, constituent partners, managers, managing members, officers, employees, attorneys, accountants or agents, whether direct or indirect at whatever level and the sole source of such indemnity will be our assets.

Notwithstanding anything to the contrary set forth above, our Manager (which includes its affiliates only if such affiliates are performing services on our behalf), its agents or attorneys or any securities broker or dealer shall not be indemnified for any losses, liabilities or expenses arising from an alleged violation of federal or state securities laws unless the following conditions are met:

(i) there has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular Indemnified Party; or

(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or

(iii) a court of competent jurisdiction has approved a settlement of the claims against a particular Indemnified Party and has determined that indemnification of the settlement and related costs should be made; and

(iv) in the case of subparagraph (iii) above, the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised of and consider the positions of the securities regulatory authorities of those states:

(a)  which are specifically set forth in the Prospectus, and

(b)  in which plaintiffs claim they were offered or sold units.

We may not incur the cost of that portion of liability insurance which insures any party for any liability as to which such party is prohibited from being indemnified.

Our advancement of funds to our Manager or its affiliates for legal expenses and other costs incurred as a result of any legal action is permissible only if the following conditions are satisfied:

(i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

(ii) the legal action is initiated by a third party who is not one of our members, or the legal action is initiated by a member and a court of competent jurisdiction specifically approves such advancement; and

(iii) our Manager or its affiliates undertake to repay the advanced funds to us in cases in which such person is not entitled to indemnification.

We will not indemnify our Manager, its affiliates, agents or attorneys, or any securities broker or dealer for any liability or loss suffered by any such party, nor will any such party be held harmless for any loss or liability suffered by us, unless all of the following conditions are met:

(i) our Manager has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

(ii) our Manager and such party were acting on behalf of or performing services for us;

(iii) such liability or loss was not the result of the negligence or misconduct by our Manager or such party; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of our assets and not from our members.

Item 35. Treatment of Proceeds from Stock Being Registered.

        Not applicable.

Item 36. Financial Statements and Exhibits.

        (a)   Financial Statements: See "Index to Financial Statements" and the financial statements appearing thereafter in Part I of this registration statement.

        (b)   Exhibits:

3	Certificate of Formation of Registrant*
4.1	Operating Agreement of Registrant (included as Exhibit A to the prospectus)
4.2	Subscription Agreement and Power of Attorney (included as Exhibit B to the prospectus)
4.3	Distribution Reinvestment Plan (included as Exhibit C to the prospectus)

5.1	Opinion of Corporate Law Solutions, P.C. with respect to legality of the securities*
8	Opinion of Orrick Herrington & Sutcliffe, LLP with respect to federal income tax matters*

23.1	Consent of Corporate Law Solutions, P.C. (contained in Exhibit 5.1)
23.2	Consent of Orrick Herrington & Sutcliffe, LLP (contained in Exhibit 8)
23.3	Consent of James J. Fuchs, Certified Public Accountant (accountant) (Point Center Mortgage Fund I, LLC and Point Center Financial, Inc.)*
24	Power of Attorney*

* Previously filed.

Item 37. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)  to include therein any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   To send to each Member at least on an annual basis a detailed statement of any transactions with the Manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (8)   To provide to the Members the financial statements required by Form 10-K for the first full year of operations of the Fund.

        (9)   To file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing members. Each sticker supplement should disclose all compensation and fees received by the Manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

        (10)   To file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding loan agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the members at least once each quarter after the distribution period of the offering has ended.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 10 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Juan Capistrano, California, on February 2, 2006.

POINT CENTER MORTGAGE FUND I, LLC

By:	Point Center Financial, Inc., Its sole manager
By	/s/ DAN J. HARKEY
Dan J. Harkey President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement on Form S-11 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Point Center Financial, Inc.	Sole Manager (Principal Executive Officer and Principal Financial Officer)	February 2, 2006

By:	/s/ DAN J. HARKEY
Dan J. Harkey President and Chief Executive Officer